Exhibit 99.2

For Immediate Release	Contact Information
Friday, February 10, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Announces New General Counsel

     SAN ANTONIO -- Feb. 10, 2006 -- The Exploration Company (Nasdaq:TXCO) today announced M. Frank Russell has been named Vice President and General Counsel, a new position, effective March 1. He will report to President and CEO James E. Sigmon..

     Mr. Russell joins TXCO from Barton, Schneider, Russell & East L.L.P., a San Antonio-based law firm where he was Managing Partner. He has more than 30 years of legal experience with an emphasis on the energy industry and corporate law, including 22 years as lead outside counsel to TXCO. Mr. Russell holds bachelor of arts and doctor of jurisprudence degrees from the University of Texas at Austin.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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